As filed with the Securities and Exchange Commission on July 15, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TSCAN THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	82-5282075
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

830 Winter Street

Waltham, Massachusetts 02451

(857) 399-9500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Southwell

President and Chief Executive Officer

TScan Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

(857) 399-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy H. Ehrlich Jeffrey R. Vetter Keith J. Scherer Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Marina Park Drive, Suite 900 Boston, Massachusetts 02210 (617) 648-9100	Richard D. Truesdell Jr. Marcel R. Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (Registration No. 333-255491)

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	479,167	$15.00	$7,187,505	$784.16

(1)

In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-1, as amended (Registration No. 333-255491), is hereby being registered. Represents only the additional number of shares being registered and includes 62,500 additional shares the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (Registration No. 333-255491).

(2)	Calculated in accordance with Rule 457(a) promulgated under the Securities Act of 1933, as amended, based on the initial public offering price.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), TScan Therapeutics, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-255491) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on April 23, 2021, and which the Commission declared effective on July 15, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.0001 per share, offered by the Registrant by 479,167 shares, 62,500 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)

24.1+	Power of Attorney (included on signature page)

+	Previously filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-255491) filed on July 12, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 15th day of July, 2021.

TScan Therapeutics, Inc.

/s/ David Southwell
David Southwell
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Southwell David Southwell	Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2021

/s/ Brian Silver Brian Silver	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2021

* Timothy Barberich	Chairman	July 15, 2021

* Stephen Biggar, M.D., Ph.D.	Director	July 15, 2021

* Katina Dorton	Director	July 15, 2021

* Gabriela Gruia, M.D.	Director	July 15, 2021

* Ittai Harel	Director	July 15, 2021

* Andrew Hedin	Director	July 15, 2021

* Christoph Westphal, M.D., Ph.D.	Director	July 15, 2021

* Nandita Shangari, Ph.D.	Director	July 15, 2021

*By:	/s/ David Southwell
David Southwell
Attorney-in-fact